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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)*


                               Danaher Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    23585110
                   -------------------------------------------
                                 (CUSIP Number)

                                 Michael G. Ryan
                        1250 24th Street, N.W., Suite 800
                              Washington, DC 20037
                                 (202) 828-0060

--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 5, 2000
                ------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 2 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Equity Group Holdings LLC


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]
                                                                    (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
                                24,064,888
      NUMBER OF
                          ------------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY                None
      OWNED BY
                          ------------------------------------------------------
        EACH              9     SOLE DISPOSITIVE POWER
      REPORTING                 24,064,888
       PERSON
                          ------------------------------------------------------
        WITH              10    SHARED DISPOSITIVE POWER
                                None
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      24,064,888
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      17.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 3 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Equity Group Holdings II LLC


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [X]
                                                                 (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
                                8,000,000
      NUMBER OF
                          ------------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY                None
      OWNED BY
                          ------------------------------------------------------
        EACH              9     SOLE DISPOSITIVE POWER
      REPORTING                 8,000,000
       PERSON
                          ------------------------------------------------------
        WITH              10    SHARED DISPOSITIVE POWER
                                None

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,000,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
   (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 4 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Equity Group Holdings III LLC


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [X]
                                                                 (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
                                5,000,000
      NUMBER OF
                          ------------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY                None
      OWNED BY
                          ------------------------------------------------------
        EACH              9     SOLE DISPOSITIVE POWER
      REPORTING                 5,000,000
       PERSON
                          ------------------------------------------------------
        WITH              10    SHARED DISPOSITIVE POWER
                                None

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,000,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 5 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven M. Rales
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [X]
                                                                 (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
      NUMBER OF                 4,009,353
                          ------------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY                37,064,888
      OWNED BY
                          ------------------------------------------------------
        EACH              9     SOLE DISPOSITIVE POWER
      REPORTING                 4,009,353
       PERSON
                          ------------------------------------------------------
        WITH              10    SHARED DISPOSITIVE POWER
                                37,064,888

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,074,241
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      29.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 6 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mitchell P. Rales

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [X]
                                                                 (b) [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                             [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
                                2,603,023
      NUMBER OF
                          ------------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY                37,064,888
      OWNED BY
                          ------------------------------------------------------
        EACH              9     SOLE DISPOSITIVE POWER
      REPORTING                 2,603,023
       PERSON
                          ------------------------------------------------------
        WITH              10    SHARED DISPOSITIVE POWER
                                37,064,888

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      39,667,911
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 7 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------

This Amendment No. 13 is being filed to report the transfer of 1,500,000 shares of Danaher common stock from Equity Group Holdings II LLC to each of Steven M. Rales and Mitchell P. Rales and the sale by Mitchell P. Rales of 1,400,000 shares of Danaher common stock. Mitchell P. Rales and Steven M. Rales are the sole members of Equity Group Holdings II LLC. This Amendment No. 13 to Schedule 13D amends and supplements, in accordance with Rule 13d-2, the Schedule 13D and amendments thereto previously filed by and on behalf of the Reporting Persons.


Item 5.  Interest in Securities of the Issuer

         Item 5 is hereby amended and supplemented as follows:

     As of the date hereof, Equity Group Holdings LLC is the beneficial owner of 24,064,888 Shares, representing approximately 17.0% of the 141,758,035 Shares outstanding on July 20, 2000, as represented in the Issuer's Form 10-Q for the quarter ended June 30, 2000. As of the date hereof, Equity Group Holdings II LLC is the beneficial owner of 8,000,000 Shares representing approximately 5.6% of the 141,758,035 Shares outstanding on July 20, 2000, as represented in the Issuer's Form 10-Q for the quarter ended June 30, 2000. As of the date hereof, Equity Group Holdings III LLC is the beneficial owner of 5,000,000 Shares representing approximately 3.5% of the 141,758,035 Shares outstanding on July 20, 2000, as represented in the Issuer's Form 10-Q for the quarter ended June 30, 2000. As of the date hereof, Mitchell P. Rales is the beneficial owner of 39,667,911 Shares representing approximately 28.0% of the 141,758,035 Shares outstanding on July 20, 2000, as represented in the Issuer's Form 10-Q for the quarter ended June 30, 2000. As of the date hereof, Steven M. Rales is the beneficial owner of 41,074,241 Shares representing approximately 29.0% of the 141,758,035 Shares outstanding on July 20, 2000, as represented in the Issuer's Form 10-Q for the quarter ended June 30, 2000. The Shares beneficially owned by each of Steven M. Rales and Mitchell P. Rales include Shares pledged as collateral to secure a loan of Shares to each of them by Capital Yield Corporation.

--------------------------------------------------------------------------------
CUSIP No. 23585110                                             Page 8 of 8 Pages
          ------------------------
--------------------------------------------------------------------------------


                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 6, 2000
       ---------------------------


                                      By:      /s/ Steven M. Rales
                                         --------------------------------------
                                             Steven M. Rales


                                      By:      /s/ Mitchell P. Rales
                                         --------------------------------------
                                             Mitchell P. Rales



                                      EQUITY GROUP HOLDINGS LLC


                                      By:      /s/ Michael G. Ryan
                                         --------------------------------------
                                             Michael G. Ryan, Vice President


                                      EQUITY GROUP HOLDINGS II LLC


                                      By:      /s/ Michael G. Ryan
                                         --------------------------------------
                                             Michael G. Ryan, Vice President



                                      EQUITY GROUP HOLDINGS III LLC


                                      By:      /s/ Michael G. Ryan
                                         --------------------------------------
                                             Michael G. Ryan, Vice President